Exhibit 3.2

[Loyens & Loeff Letterhead]

INCORPORATION

(Fiat Investments N.V.)

This first day of April two thousand fourteen there appeared before me, Noortje Rienje Maria Crouwers, hereafter to be called “civil law notary”, as deputy of Guido Marcel Portier, civil law notary officiating in Amsterdam, the Netherlands:

Michel Pieter van Agt, born in Amsterdam, the Netherlands, on the sixteenth day of June nineteen hundred and eighty-four, employed at Fred. Roeskestraat 100, 1076 ED Amsterdam, the Netherlands, in this respect acting as authorised representative of:

FIAT S.p.A., a joint stock company (Società per Azioni) incorporated under the laws of Italy, having its registered office in Turin, Italy, and its principal place of business at 250 Via Nizza, 10126 Turin, Italy, registered with the Turin Companies Register under number 00469580013 (Incorporator).

The person appearing declared the following:

Power of Attorney.

The authorization of the person appearing is evidenced by one (1) written power of attorney, which shall be attached to this deed (Annex I).

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The Incorporator hereby incorporates a public company under the laws of the Netherlands (naamloze vennootschap) (Company), with the following articles of association:

ARTICLES OF ASSOCIATION:

Article 1. Definitions.

1.1	In these Articles of Association the following words shall have the following meanings:

(a)	a Share:

a share in the capital of the Company;

(b)	a Shareholder:

a holder of one or more Shares;

(c)	the General Meeting:

the body of the Company consisting of Shareholders entitled to vote or a meeting of Shareholders and other persons entitled to attend meetings of Shareholders (as the case may be);

(d)	the Management Board:

the management board of the Company, consisting of one or more executive members and one or more non-executive members;

(e)	in writing:

by letter, by telecopier, by e-mail, or by a legible and reproducible message otherwise electronically sent, provided that the identity of the sender can be sufficiently established;

(f)	the Distributable Equity:

the part of the Company’s equity which exceeds the aggregate of the issued capital and the reserves which must be maintained pursuant to the law;

(g)	a Company Body:

the Management Board or the General Meeting.

1.2	References to Articles shall be deemed to refer to articles of these Articles of Association, unless the contrary is apparent.

Article 2. Name and Official Seat.

2.1	The Company’s name is:

Fiat Investments N.V.

2.2	The official seat of the Company is in Amsterdam, the Netherlands.

Article 3. Objects.

3.1	The objects for which the Company is established are to carry on, either directly or through wholly or partially-owned companies and entities, activities relating to passenger and commercial vehicles, transport, mechanical engineering, agricultural equipment, energy and propulsion, as well as any other manufacturing, commercial, financial or service activity.

3.2	Within the scope and for the achievement of the purposes mentioned in Article 3.1, the Company may:

(a)	operate in, among other areas, the mechanical, electrical, electro mechanical, thermo mechanical, electronic, nuclear, chemical, mining, steel and metallurgical industries, as well as in telecommunications, civil, industrial and agricultural engineering, publishing, information services, tourism and other service industries;

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(b)	acquire shareholdings and interests in companies and enterprises of any kind or form and purchase, sell or place shares, debentures, bonds, promissory notes or other securities or evidence of indebtedness;

(c)	provide financing to companies and entities it wholly or partially owns and carry on the technical, commercial, financial and administrative coordination of their activities;

(d)	purchase or otherwise acquire, on its own behalf or on behalf of companies and entities it wholly or partially owns, the ownership or right of use of intangible assets providing them for use by those companies and entities;

(e)	promote and ensure the performance of research and development activities, as well as the use and exploitation of the results thereof; and

(f)	undertake, on its own behalf or on behalf of companies and entities it wholly or partially owns, any investment, real estate, financial, commercial, or partnership transaction whatsoever, including the assumption of loans and financing in general and the granting to third parties of endorsements, surety ships and other guarantees, including real security.

Article 4. Authorized Capital.

4.1	The authorized capital of the Company equals one million euro (EUR 1,000,000).

4.2	The authorized capital of the Company is divided into one hundred million (100,000,000) Shares with a nominal value of one eurocent (EUR 0.01) each.

4.3	All Shares shall be registered. No share certificates shall be issued.

Article 5. Register of Shareholders.

5.1	The Management Board shall keep a register of Shareholders in which the names and addresses of all Shareholders are recorded.

5.2	Section 2:85 of the Dutch Civil Code applies to the register of Shareholders.

Article 6. Issuance of Shares.

6.1	Shares may be issued pursuant to a resolution of the General Meeting or of another Company Body designated for that purpose by a resolution of the General Meeting for a fixed period, not exceeding five years. On such designation the number of Shares which may be issued must be specified. The designation may be extended, from time to time, for periods not exceeding five years. Unless such designation provides otherwise, it may not be withdrawn.

6.2	A resolution to issue Shares shall stipulate the issue price and the other conditions of issue.

6.3	Upon issuance of Shares, each Shareholder shall have a right of pre-emption in proportion to the aggregate nominal value of his Shares, subject to the relevant limitations prescribed by law and the provisions of Article 6.4. The Company announces the issue of Shares with a right of pre-emption and the period in which that right can be exercised. The announcement shall be made in writing to all shareholders at the address stated by them to the Company.

6.4	Prior to each single issuance, the right of pre-emption may be limited or excluded by a resolution of the General Meeting. The right of pre-emption may

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also be limited or excluded by the Company Body designated pursuant to Article 6.1, if, by a resolution of the General Meeting, it was designated and authorized for a fixed period, not exceeding five years, to limit or exclude such right of pre-emption. The designation may be extended, from time to time, for a period not exceeding five years. Unless the designation provides otherwise, it may not be withdrawn. If less than one half of the Company’s issued capital is represented at the meeting, a majority of at least two thirds of the votes cast shall be required for a resolution of the General Meeting to limit or exclude such right of pre-emption or to make such designation.

6.5	Within eight days after a resolution to issue Shares or to designate another Company Body as referred to in Article 6.1, or to limit or exclude rights of pre-emption as referred to in Article 6.4, the Company shall deposit the complete text thereof at the office of the Commercial Register.

6.6	The issue of a Share shall furthermore require a notarial deed, to be executed for that purpose before a civil law notary registered in the Netherlands, to which deed those involved in the issuance shall be parties.

6.7	The provisions of Articles 6.1, 6.2, 6.3, 6.4 and 6.5 shall apply by analogy to the granting of rights to subscribe for Shares, but do not apply to the issuance of Shares to a person exercising a right to subscribe for Shares previously granted.

6.8	On issue of a Share, the full nominal value thereof must be paid in, and, in addition, if the Share is issued at a higher amount, the difference between such amounts.

Article 7. Own Shares; Reduction of the Issued Capital.

7.1	The Company and its subsidiaries may acquire fully paid in Shares or depositary receipts thereof, with due observance of the limitations prescribed by law.

7.2	The General Meeting may resolve to reduce the Company’s issued capital in accordance with the relevant provisions prescribed by law.

Article 8. Transfer of Shares.

8.1	The transfer of a Share shall require a notarial deed, to be executed for that purpose before a civil law notary registered in the Netherlands, to which deed those involved in the transfer shall be parties.

8.2	Unless the Company itself is party to the legal act, the rights attributable to the Share can only be exercised after the Company has acknowledged said transfer or said deed has been served upon it, in accordance with the relevant provisions of the law.

Article 9. Blocking Clause (approval General Meeting).

9.1	A transfer of one or more Shares can only be effected with due observance of the provisions set out in this Article 9, unless (i) all co-Shareholders have approved the intended transfer in writing, which approval shall then be valid for a period of three months, or (ii) the Shareholder concerned is obliged by law to transfer his Shares to a former Shareholder.

9.2	A Shareholder wishing to transfer one or more of his Shares (Transferor) shall require the approval of the General Meeting for such transfer. The request for

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approval shall be made by the Transferor by means of a written notification to the Management Board, stating the number of Shares he wishes to transfer and the person or persons to whom the Transferor wishes to transfer such Shares. The Management Board shall be obliged to convene and to hold a General Meeting to discuss the request for approval within six weeks from the date of receipt of the request. The contents of such request shall be stated in the convocation.

9.3	Within a period of three months of the General Meeting granting the approval requested, the Transferor may transfer the total number of the Shares to which the request relates, and not part thereof, to the person or persons named in the request.

9.4	If:

(a)	the General Meeting does not adopt a resolution regarding the request for approval within six weeks after the request has been received by the Management Board; or

(b)	the approval has been refused without the General Meeting having informed the Transferor, at the same time as the refusal, of one or more interested parties who are prepared to purchase all the Shares to which the request for approval relates for payment in cash (Interested Parties), the approval requested shall be considered to have been granted, in the event mentioned under (a) on the final day of the six week period mentioned under (a). The Company shall only be entitled to act as an Interested Party with the consent of the Transferor.

9.5	The Shares to which the request for approval relates can be purchased by the Interested Parties at a price to be mutually agreed between the Transferor and the Interested Parties or by one or more experts jointly appointed by them. If they do not reach agreement on the price or the expert or experts, as the case may be, the price shall be set by three independent experts one to be appointed by the Transferor, one to be appointed by the Interested Party or Parties and the third one to be jointly appointed by the experts thus appointed. The appointed experts shall be authorized to inspect all books and records of the Company and to obtain all such information as will be useful to them determining the price.

9.6	Within one month of the price being set, the Interested Parties must give notice to the Management Board of the number of the Shares to which the request for approval relates they wish to purchase. An Interested Party who fails to submit notice within said term shall no longer be counted as an Interested Party. Once the notice mentioned in the preceding sentence has been given, an Interested Party can only withdraw with the consent of the other Interested Parties.

9.7	The Transferor may withdraw up to one month after the day on which he is informed to which Interested Party or Parties he can sell all the Shares to which the request for approval relates and at what price.

9.8	All notifications and notices referred to in this Article 9 shall be made by certified mail or against acknowledgement of receipt. The convocation of the General Meeting shall be made in accordance with the relevant provisions of these Articles of Association.

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9.9	All costs of the appointment of the expert or experts, as the case may be, and their determination of the price, shall be borne by:

(a)	the Transferor if he withdraws;

(b)	the Transferor and the buyers for equal parts if the Shares have been purchased by one or more Interested Parties, provided that these costs shall be borne by the buyers in proportion to the number of Shares purchased;

(c)	the Company, in cases not provided for under (a) or (b).

9.10	The preceding provisions of this Article 9 shall apply by analogy to rights to subscribe for Shares and rights of pre-emption.

Article 10. Pledging of Shares and Usufruct in Shares.

10.1	The provisions of Article 8 shall apply by analogy to the pledging of Shares and to the creation or transfer of a usufruct in Shares.

10.2	On the creation of a right of pledge and on the creation or transfer of a usufruct in a Share, the voting rights attributable to such Share may not be assigned to the pledgee or usufructuary. The pledgee or usufructuary shall not have the rights conferred by law upon holders of depositary receipts issued with a company’s cooperation for shares in its capital.

Article 11. Depositary Receipts for Shares.

The Company shall not cooperate in the issuance of depositary receipts for Shares.

Article 12. Management Board Members.

12.1	The Management Board shall consist of two or more members. The number of Management Board members shall be determined by the General Meeting with due regard of such minimum.

12.2	The Management Board shall consist of one or more executive Management Board members and one or more non-executive Management Board members. The aforementioned distinction implies at least that the executive Management Board members shall in particular be entrusted with the day-to-day management of the Company and the enterprise connected with it and that the non-executive Management Board members shall have the duty of supervising the Management Board members performing their duties. This last duty can not be deprived from the non-executive Management Board members by means of an allocation of duties. Both individuals and legal entities can be executive Management Board members. Non-executive Management Board members are individuals.

12.3	Management Board members are appointed by the General Meeting. Upon appointment the General Meeting determines whether the Management Board member shall be appointed as an executive Management Board member or as a non-executive Management Board member.

12.4	The General Meeting may grant the title of Chief Executive Officer (“CEO”) to one of the executive Management Board members. The Management Board may designate a chairman from among its non-executive members.

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12.5	A Management Board member may be suspended or dismissed by the General Meeting at any time. An executive Management Board member may also be suspended by the Management Board. A suspension by the Management Board may be discontinued at any time by the General Meeting.

12.6	The General Meeting shall adopt the remuneration policy in respect of remuneration of the Management Board.

12.7	The remuneration and other employment conditions for Management Board members shall be adopted by the General Meeting taking into account the policy referred to in Article 12.6.

Article 13. Duties, Decision making Process and Allocation of Duties.

13.1	The Management Board shall be entrusted with the management of the Company.

13.2	When adopting Management Board resolutions, each Management Board member may cast one vote.

13.3	All resolutions of the Management Board shall be adopted by more than half of the votes cast.

13.4	Meetings of the Management Board may be held by means of an assembly of its members in person at a formal meeting or by conference call, video conference or by any other means of communication, provided that all members of the Management Board participating in such meeting are able to communicate with each other simultaneously. Participation in a meeting held in any of the above ways shall constitute presence at such meeting.

13.5	Management Board resolutions may at all times be adopted outside of a meeting, in writing or otherwise, provided the proposal concerned is submitted to all Management Board members then in office and none of them objects to this manner of adopting resolutions. Adoption of resolutions in writing shall be effected by written statements from all Management Board members then in office.

13.6	Resolutions of the Management Board shall be recorded in a minute book that shall be kept by the Management Board.

13.7	The Management Board may establish rules regarding its decision-making process and working methods. In this context, the Management Board may also determine the duties for which each Management Board member in particular shall be responsible. In doing so, the Management Board is not allowed to deviate from the allocation of duties for executive and non-executive Management Board members as described in Article 12.2. The General Meeting may decide that such rules and allocation of duties must be put in writing and that such rules and allocation of duties shall be subject to its approval. In conformity with the stipulations of Section 2:129a paragraph 3 of the Dutch Civil Code the Management Board may draft regulations which determine that one or more Management Board members can make legally valid decisions concerning matters belonging to their duties.

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A Management Board member shall not participate in deliberations and the decision-making process in the event of a direct or indirect personal conflict of interest between that Management Board member and the Company and the

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enterprise connected with it. If there is such personal conflict of interest in respect of all Management Board members, the preceding sentence does not apply and the Management Board shall maintain its authority, without prejudice to the provisions of Article 15.3.

Article 14. Representation.

14.1	The Company shall be represented by the Management Board. Each executive Management Board member individually shall also be authorized to represent the Company.

14.2	The Management Board may appoint officers with general or limited power to represent the Company. Each officer shall be competent to represent the Company, subject to the restrictions imposed on him. The Management Board shall determine each officer’s title. Such officers shall be registered at the Commercial Register, indicating the scope of their power to represent the Company.

14.3	In the event of a conflict of interest between the Company and one or more Management Board members, the provisions of Article 14.1 shall continue to apply unimpaired unless the General Meeting has appointed one or more other persons to represent the Company in the case at hand or in general in the event of such a conflict, without prejudice to the provisions of Article 15.3.

Article 15. Approval of Management Board Resolutions.

15.1	Resolutions of the Management Board with respect to a material change of the identity or the character of the Company or its enterprise as referred to in Section 2:107a of the Dutch Civil Code, are subject to the approval of the General Meeting.

15.2	The General Meeting may require Management Board resolutions to be subject to its approval. The Management Board shall be notified in writing of such resolutions, which shall be clearly specified.

15.3	A resolution of the Management Board with respect to a matter involving a conflict of interest with one or more Management Board members in a private capacity shall be subject to the approval of the General Meeting.

15.4	The absence of approval by the General Meeting of a resolution referred to in this Article 15 shall not affect the authority of the Management Board or its members to represent the Company.

Article 16. Vacancy or Inability to Act.

16.1	If the seat of an executive Management Board member is vacant (ontstentenis) or an executive Management Board member is unable to perform its duties (belet), the remaining executive Management Board members or member shall temporarily be entrusted with the executive management of the Company. If the seats of all executive Management Board members are vacant or all executive Management Board members or the sole executive Management Board member, as the case may be, are unable to perform their duties, the executive management of the Company shall temporarily be entrusted to the non-executive Management Board members, with the authority to temporarily entrust the executive management of the Company to one or more non-executive Management Board members and/or one or more other persons.

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16.2	If the seat of a non-executive Management Board member is vacant (ontstentenis) or a non-executive Management Board member is unable to perform its duties (belet), the remaining non-executive Management Board members or member shall temporarily be entrusted with the performance of the duties and the exercise of the authorities of that non-executive Management Board member. If the seats of all non-executive Management Board members are vacant or all non-executive Management Board members or the sole non-executive Management Board member, as the case may be, are unable to perform their duties, the General Meeting shall be authorised to temporarily entrust the performance of the duties and the exercise of the authorities of non-executive Management Board members to one or more other individuals.

Article 17. Financial Year and Annual Accounts.

17.1	The Company’s financial year shall be the calendar year.

17.2	Annually, not later than five months after the end of the financial year, unless by reason of special circumstances this period is extended by the General Meeting by not more than six months, the Management Board shall prepare annual accounts and deposit the same for inspection by the Shareholders at the Company’s office.

17.3	Within the same period, the Management Board shall also deposit the annual report for inspection by the Shareholders, unless Section 2:396, subsection 7, or Section 2:403 of the Dutch Civil Code applies to the Company.

17.4	The annual accounts shall consist of a balance sheet, a profit and loss account and explanatory notes, and the consolidated annual accounts if the Company prepares consolidated annual accounts.

17.5	The annual accounts shall be signed by the Management Board members. If the signature of one or more of them is missing, this shall be stated and reasons for this omission shall be given.

17.6	The Company may, and if the law so requires shall, appoint an accountant to audit the annual accounts. Such appointment shall be made by the General Meeting.

17.7	The General Meeting shall adopt the annual accounts.

17.8	The General Meeting may grant full or limited discharge to the Management Board members for the management pursued.

Article 18. Profits and Distributions.

18.1	The allocation of profits accrued in a financial year shall be determined by the General Meeting. If the General Meeting does not adopt a resolution regarding the allocation of the profits prior to or at latest immediately after the adoption of the annual accounts, the profits will be reserved.

18.2	Distribution of profits shall be made after adoption of the annual accounts if permissible under the law given the contents of the annual accounts.

18.3	The General Meeting may resolve to make interim distributions on Shares and/or to make distributions on Shares at the expense of any reserve of the Company. In addition, the Management Board may decide to make interim-distributions on Shares.

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18.4	Distributions on Shares shall be made payable immediately after the resolution to make the distribution, unless another date of payment has been determined in the resolution.

18.5	Distributions may be made only up to an amount which does not exceed the amount of the Distributable Equity and, if it concerns an interim distribution, the compliance with this requirement is evidenced by an interim statement of assets and liabilities as referred to in Section 2:105, subsection 4, of the Dutch Civil Code. The Company shall deposit the statement of assets and liabilities at the office of the Commercial Register within eight days after the day on which the resolution to distribute is published.

18.6	In calculating the amount of any distribution on Shares, Shares held by the Company shall be disregarded.

Article 19. General Meetings.

19.1	The annual General Meeting shall be held within six months after the end of the financial year.

19.2	Other General Meetings shall be held as often as the Management Board deems such necessary.

19.3	Shareholders representing in the aggregate at least one tenth of the Company’s issued capital may request the Management Board to convene a General Meeting, stating specifically the subjects to be discussed. If the Management Board has not given proper notice of a General Meeting within four weeks following receipt of such request such that the meeting can be held within six weeks after receipt of the request, the applicants shall be authorized to convene a meeting themselves.

Article 20. Notice, Agenda and Venue of Meetings.

20.1	Notice of General Meetings shall be given by the Management Board. Furthermore, notice of General Meetings may be given by Shareholders representing in the aggregate at least half of the Company’s issued capital, without prejudice to the provisions of Article 19.3.

20.2	Notice of the meeting shall be given no later than on the fifteenth day prior to the day of the meeting.

20.3	The notice of the meeting shall specify the subjects to be discussed, the time and place of the meeting and the procedure for participation in the meeting by written proxy. Contrary to the provisions of the foregoing sentence, the notice may stipulate that such information will be available for inspection by Shareholders at the Company’s offices. Subjects which were not specified in such notice or which cannot be inspected in the manner as referred to in the foregoing sentence may be announced at a later date, with due observance of the term referred to in Article 20.2.

20.4	A subject for discussion of which discussion has been requested in writing by one or more Shareholders who individually or jointly represent at least three percent (3%) of the Company’s issued capital, shall be included in the notice or shall be notified in the same way as the other subjects for discussion, provided that the Company has received such reasoned request or a proposal for a resolution no later than on the sixtieth day prior to the meeting.

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20.5	The notice of the meeting shall be sent to the addresses of the Shareholders shown in the register of Shareholders. Instead of through notice letters, any Shareholder that gives his consent, may be sent notice of the meeting by means of a legible and reproducible message electronically sent to the address stated by him for this purpose to the company.

20.6	General Meetings are held in the municipality in which, according to these Articles of Association, the Company has its official seat, or in the municipality of Haarlemmermeer, the Netherlands. General Meetings may also be held elsewhere, but in that case valid resolutions of the General Meeting may only be adopted if all of the Company’s issued capital is represented.

Article 21. Admittance and Rights at Meetings.

21.1	Each Shareholder shall be entitled to attend the General Meetings, to address the meeting and to exercise his voting rights. Shareholders may be represented in a meeting by a proxy authorized in writing.

21.2	At a meeting, each person present with voting rights must sign the attendance list. The chairperson of the meeting may decide that the attendance list must also be signed by other persons present at the meeting.

21.3	The Management Board members shall, as such, have the right to give advice in the General Meetings.

21.4	If an accountant has been appointed to audit the annual accounts, the accountant shall have the right to attend the General Meeting in which the adoption of the annual accounts shall come up for resolution and to express his views.

21.5	The chairperson of the meeting shall decide on the admittance of other persons to the meeting.

Article 22. Chairperson and Secretary of the Meeting.

22.1	The chairperson of a General Meeting shall be appointed by a majority of the votes cast by the persons with voting rights present at the meeting. Until such appointment is made, an executive Management Board member shall act as chairperson, or, if no executive Management Board member is present at the meeting, the eldest person present at the meeting shall act as chairperson.

22.2	The chairperson of the meeting shall appoint a secretary for the meeting.

Article 23. Minutes; Recording of Shareholders’ Resolutions.

23.1	The secretary of a General Meeting shall keep minutes of the proceedings at the meeting. The minutes shall be adopted by the chairperson and the secretary of the meeting and as evidence thereof shall be signed by them.

23.2	The Management Board shall keep record of all resolutions adopted by the General Meeting. If the Management Board is not represented at a meeting, the chairperson of the meeting shall ensure that the Management Board is provided with a transcript of the resolutions adopted, as soon as possible after the meeting. The records shall be deposited at the Company’s office for inspection by the Shareholders. On application, each of them shall be provided with a copy of or an extract from the records.

Article 24. Adoption of Resolutions in a Meeting.

24.1	Each Share confers the right to cast one vote.

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24.2	To the extent that the law or these Articles of Association do not require a qualified majority, all resolutions of the General Meeting shall be adopted by more than half of the votes cast.

24.3	If there is a tie in voting, the proposal shall be deemed to have been rejected.

24.4	If the formalities for convening and holding of General Meetings of Shareholders, as prescribed by law or these Articles of Association, have not been complied with, valid resolutions of the General Meeting may only be adopted in a meeting, if in such meeting all of the Company’s issued capital is represented and such resolution is carried by unanimous vote.

24.5	In the General Meeting, no voting rights may be exercised for any Share held by the Company or a subsidiary, nor for any Share for which the Company or a subsidiary holds the depositary receipts.

Article 25. Adoption of Resolutions without holding Meetings.

25.1	Resolutions of the General Meeting may also be adopted in writing without holding a General Meeting, provided they are adopted by the unanimous vote of all Shareholders entitled to vote. The provision of Article 21.3 shall apply by analogy.

25.2	Each Shareholder must ensure that the Management Board is informed of the resolutions thus adopted as soon as possible in writing. The Management Board shall keep record of the resolutions adopted and it shall add such records to those referred to in Article 23.2.

Article 26. Amendment of the Articles of Association.

The General Meeting may resolve to amend these Articles of Association. When a proposal to amend these Articles of Association is to be made at a General Meeting, the notice of such meeting must state so and a copy of the proposal, including the verbatim text thereof, shall be deposited and kept available at the Company’s office for inspection by the Shareholders, until the conclusion of the meeting.

Article 27. Dissolution and Liquidation.

27.1	The Company may be dissolved pursuant to a resolution to that effect by the General Meeting. When a proposal to dissolve the Company is to be made at a General Meeting, this must be stated in the notice of such meeting.

27.2	If the Company is dissolved pursuant to a resolution of the General Meeting, the Management Board members shall become liquidators of the dissolved Company’s property. The General Meeting may decide to appoint other persons as liquidators.

27.3	During liquidation, the provisions of these Articles of Association shall remain in force to the extent possible.

27.4	The balance remaining after payment of the debts of the dissolved Company shall be transferred to the Shareholders in proportion to the aggregate nominal value of the Shares held by each.

27.5	In addition, the liquidation shall be subject to the relevant provisions of Book 2, Title 1, of the Dutch Civil Code.

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Article 28. Transitory Provision.

The first financial year of the Company shall end on the thirty-first day of December two thousand fourteen. This Article and its heading shall cease to exist after the end of the first financial year.

Final Provision.

Legal acts of the Company:

(a)	pertaining to the acquisition of assets which were owned by the Incorporator within one year prior to incorporation of the Company or thereafter, and

(b)	which occur within the two-years period following registration of the Company with the Trade Register,

shall be subject to the provisions of Section 2:94c of the Dutch Civil Code.

Finally, the person appearing has declared:

(a)	at incorporation, the issued capital of the Company equals two hundred thousand euro (EUR 200,000) and is divided into twenty million (20,000,000) shares with a nominal value of one eurocent (EUR 0.01) each (Issued Shares). All of the Issued Shares are hereby subscribed for by the Incorporator.

The Issued Shares are issued at par.

The Issued Shares have been paid for in cash. Payment in foreign currency is permitted. The documents which must be attached by virtue of Section 2:93a of the Dutch Civil Code shall be attached to this deed (Annex II). The Company hereby accepts the payments made for the Issued Shares;

(b)	the first Management Board members of the Company are:

•	Sergio Marchionne, born on the seventeenth day of June nineteen hundred fifty-two in Chiety, Italy (executive member);

•	Richard Keith Palmer, born on the third day of December nineteen hundred sixty-six in Keynsham, United Kingdom (executive member); and

•	Derek James Neilson, born on the seventh day of June nineteen hundred seventy in Bellshill, United Kingdom (non-executive member);

(c)	the first executive Management Board member with the title CEO will be Sergio Marchionne.

End.

The person appearing is known to me, civil law notary.

This deed was executed in Amsterdam, the Netherlands, on the date stated in the first paragraph of this deed. The contents of the deed have been stated and clarified to the person appearing. The person appearing has declared not to wish the deed to be fully read out, to have noted the contents of the deed timely before its execution and to agree with the contents. After limited reading, this deed was signed first by the person appearing and thereafter by me, civil law notary.

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NOTE ABOUT TRANSLATION

This is a fair English translation of the deed of incorporation of:

Fiat Investments N.V., having its official seat in Amsterdam, the Netherlands (the Company).

The Company is a public company (naamloze vennootschap) under the laws of the Netherlands.

In preparing the English translation of the deed of incorporation of the Company, an attempt has been made to translate as literally as possible without jeopardizing the overall continuity of the text. Inevitably, however, differences may occur in translation, and if they do, the official Dutch text will by law govern. In this translation, Dutch legal concepts are expressed in English terms and not in their original Dutch terms; the concepts concerned may not be identical to concepts described by the English terms as such terms may be understood under the laws of other jurisdictions.

Loyens & Loeff N.V.

I certify this is a true copy of the original Deed of Incorporation dated April 1, 2014, which includes a correct English translation.

Dated this      day of              2014